            [LETTERHEAD OF SIMPSON THACHER & BARTLETT APPEARS HERE]


                                            January 4, 1996


        Re:  Agreement and Plan of Merger dated as of
             October 10, 1995 by and between Meridian
             Bancorp, Inc. and CoreStates Financial Corp.
             --------------------------------------------


CoreStates Financial Corp.
Broad & Chestnut Streets
Philadelphia, Pennsylvania  19107

Ladies and Gentlemen:

        You have requested our opinion with respect to certain United States ("U.S.") federal income tax consequences of the proposed transaction in which Meridian Bancorp, Inc. ("Meridian") will merge (the "Merger") with and into CoreStates Financial Corp. ("CoreStates"). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement and Plan of Merger, dated as of October 10, 1995, by and between Meridian and CoreStates (the "Merger Agreement").

        Meridian is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Pennsylvania. The capital structure of Meridian as of September 30, 1995 is described in A. of the Recitals to the Merger Agreement.

        CoreStates is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Pennsylvania. The capital structure of CoreStates as of June 30, 1995 is described in B. of the Recitals to the Merger Agreement.
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SIMPSON THACHER & BARTLETT

CoreStates Financial Corp.            -2-                        January 4, 1996


     Upon receipt of all required approvals and the expiration of all required waiting periods, and upon the satisfaction or waiver of all other conditions precedent set forth in the Merger Agreement, the Merger will be effected as set forth in the following summary:

     (i) Meridian will merge with and into CoreStates under the laws of the Commonwealth of Pennsylvania, with CoreStates being the surviving entity.

     (ii) Subject to certain exceptions set forth in the Merger Agreement, each holder of Meridian Common Stock (other than CoreStates or any wholly-owned subsidiary of CoreStates) (each a "Meridian Shareholder") will receive, for each share of Meridian Common Stock held by such Meridian Shareholder, the number of shares of CoreStates Common Stock determined pursuant to Section 2.01(B) of the Merger Agreement.

     (iii) The rights of holders of the Meridian Stock Options will be converted into the right to acquire shares of CoreStates Common Stock as provided in
  Section 2.07 of the Merger Agreement.

     (iv) No fractional shares of CoreStates Common Stock will be issued in the Merger. Instead, the fractional share interests in CoreStates Common Stock that would otherwise be received by the Meridian Shareholders will be paid for in cash as provided in Section 2.03 of the Merger Agreement.

     (v) The Meridian Shareholders are not entitled to exercise any dissenters' rights in connection with the Merger.

     In acting as counsel to CoreStates in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of a Joint Proxy Statement of CoreStates and Meridian and Prospectus of CoreStates relating to the proposed Merger and to the shares of CoreStates Common Stock to be issued to the Meridian shareholders in the Merger pursuant to the Merger Agreement (the "Proxy Statement/Prospectus").
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SIMPSON THACHER & BARTLETT

CoreStates Financial Corp.            -3-                        January 4, 1996


     You have requested that we render the opinions set forth below. In rendering such opinions, we have assumed with your consent that the Merger will be effected in accordance with the Merger Agreement and that the letters of representation, dated as of the date hereof, that each of CoreStates and Meridian have provided to us and to Stevens & Lee, counsel to Meridian, will be true as of the Effective Time. We have examined the documents referred to above and the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

     If the Merger is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents, all as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, any or all of the opinions expressed herein may become inapplicable.

     Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger is consummated in accordance with the Merger Agreement (and exhibits thereto) and the laws of the Commonwealth of Pennsylvania and

SIMPSON THACHER & BARTLETT

CoreStates Financial Corp.            -4-                        January 4, 1996


as described in the Proxy Statement/Prospectus, we are of the opinion that for U.S. federal income tax purposes:

     1. The Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and CoreStates and Meridian will each be party to that reorganization within the meaning of section 368(b) of the Code.

     2. No income, gain or loss will be recognized for U.S. federal income tax purposes by the Meridian Shareholders upon their exchange, pursuant to the Merger, of shares of Meridian Common Stock for shares of CoreStates Common Stock (except to the extent of any cash received in lieu of fractional share interests of CoreStates Common Stock).

     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger with respect to other areas of U.S. federal taxation. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the use of our name under the captions "The Merger - Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus.


                                         Very truly yours,


                                         /s/ Simpson Thacher & Bartlett
                                         SIMPSON THACHER & BARTLETT